Execution Copy

STOCK PURCHASE AGREEMENT

dated as of November 23, 2007

between

ALLEGRO BIODIESEL CORPORATION

and

COMMUNITY POWER CORPORATION

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 23, 2007, between Allegro Biodiesel Corporation, a Delaware corporation (“Purchaser”), and Community Power Corporation, a Colorado corporation (the “Company”).

WHEREAS, the Company is engaged in the business of developing, commercializing, marketing and selling modular biopower systems;

WHEREAS, Purchaser desires to purchase from the Company, and the Company is willing to sell to Purchaser, a total of [XX] shares of common stock, par value $.001 per share of the Company (the “Common Stock”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, capitalized terms used herein without definition have the respective meanings set forth in Article VII.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1 Purchase and Sale of the Common Stock. Upon the terms and subject to the conditions set forth herein on the date hereof the Company shall issue, sell, assign, transfer and deliver to Purchaser [XX] shares of Common Stock (the “Closing Shares”), free and clear of all Liens, and Purchaser shall acquire and accept the Closing Shares from the Company, in consideration for a payment by Purchaser to the Company, to be paid as set forth in Section 2.2, equal $1,000,000.00.

ARTICLE II
CLOSING

Section 2.1 Closing Dates. The closing of the purchase and sale of the Closing Shares pursuant to this Agreement (the “Closing”) shall take place at the offices of Sidley Austin LLP, 555 West Fifth Street, Los Angeles, California 90013 at 10:00 a.m., local time on the date hereof (the “Closing Date”).

Section 2.2 Payments. (a) At the Closing, Purchaser shall pay to the Company $750,000.00, by wire transfer of immediately available funds to the bank account of the Company specified on Exhibit A.

(b) On November 26, 2007, Purchaser shall pay to the Company $250,000.00, by wire transfer of immediately available funds to the bank account of the Company specified on Exhibit A

Section 2.3 Deliveries to Purchaser.On November 23, 2007, the Company shall deliver, or shall cause to be delivered, to Purchaser a copy of a stock certificate representing three quarters of the Closing Shares in the name of Purchaser. On November 26, 2007, the Company shall deliver, or shall cause to be delivered, to Purchaser a copy of a stock certificate representing the remaining Closing Shares in the name of Purchaser. Original stock certificates shall be overnighted to Purchaser within two Business Days of issuance.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule delivered by the Company to Purchaser (the “Company Disclosure Schedule”):

Section 3.1 Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of its properties and assets or the conduct of its business requires such qualification, and no other jurisdiction has demanded, requested or otherwise indicated that the Company is required to so qualify. The Company has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its businesses and operations as presently being conducted. The Company is in compliance with the provisions of the Company’s Organizational Documents.

Section 3.2 Authorization; Execution and Validity. The Company has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of the Company and no other action on the part of the Company or its stockholders is necessary to authorize this Agreement and the transactions contemplated hereby. Upon the execution and delivery hereof by the Company this Agreement will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.3 Absence of Conflicts. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) result in any violation or breach of any provision of the Organizational Documents of the Company, (b) result in any violation or breach of, or constitute a default under, or constitute an event creating rights of acceleration, prepayment, termination, amendment, suspension, revocation or cancellation or a loss of rights under, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, material contract or other material instrument or document to which the Company is a party or by which its properties or assets are bound, (c) result in any violation of any Requirements of Law or any Court Order applicable to the Company or its properties or assets or (d) result in the creation of, or impose on the Company any obligation to create, any Lien upon any properties or assets of the Company.

Section 3.4 Governmental and Third Party Approvals. There is no requirement applicable to the Company to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority or other Person for the valid execution and delivery by the Company of this Agreement, the due performance by the Company of its obligations hereunder or the lawful consummation of the transactions contemplated hereby.

Section 3.5 Capitalization of the Company. (a) The authorized capital stock of the Company consists of [XX] shares of Common Stock.

(b) At the close of business on the date of this Agreement, [XX] shares of Common Stock were issued and outstanding, including the Closing Shares.

(c) The Common Stock constitutes all of the authorized, issued and outstanding Equity Interests in the Company. The Common Stock (including the Common Stock to be sold by the Company to Purchaser hereunder) has been duly authorized by all necessary corporate action on the part of the Company, has been validly issued and is fully paid and nonassessable. No Common Stock (including the Common Stock to be sold by the Company to Purchaser hereunder) was issued in violation of any preemptive rights or is subject to any preemptive rights in favor of any other Person and all of the Common Stock (including the Common Stock to be sold by the Company to Purchaser hereunder) has been offered, issued, sold and delivered by the Company in compliance with all applicable federal and state securities laws. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company is or may be obligated to issue or sell any issued or unissued Equity Interests in the Company.

(d) The Company is not a party to or bound by and, to Company’s Knowledge, there does not exist any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of Common Stock.

(b) There are no accrued and unpaid dividends (whether or not declared) with respect to the Common Stock or any other Equity Interests of the Company.

Section 3.6 Financial Statements. Section 3.6 of the Company Disclosure Schedule contains (i) the unaudited balance sheets of the Company as of December 31, 2006 and December 31, 2005, respectively, and the related income statement for the fiscal years then ended, and (ii) the unaudited balance sheet of the Company as of July 31, 2007, and the related income statement of income for the period then ended (collectively, the “Financial Statements”). Except as set forth therein or in the notes thereto (in the case of the Audited Financial Statements), the Financial Statements fairly present on a cash basis in all material respects, the financial position and results of operations of the Company as of their respective dates and for the respective periods covered thereby, subject to normal year-end adjustments. The Company has not sponsored or established any special purpose vehicle or entity that is required to be consolidated with the Company pursuant to Interpretation No. 46R of the Financial Accounting Standards Board that has not been so consolidated in the Financial Statements.

Section 3.7 Liabilities. The Company is not subject to any material liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for on the July 31, 2007 Financial Statements, other than liabilities of the same nature as those set forth on the July 31, 2007 Financial Statements and the notes thereto and reasonably incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date which are not, individually or in the aggregate, material.

Section 3.8 Absence of Certain Changes. Since the Balance Sheet Date, other than transactions and potential transactions with M.A.G Capital LLC, the business of the Company has been conducted in the ordinary course of business, and there has not been:

(a) any Material Adverse Change;

(b) any material damage, destruction, loss or casualty to, or condemnation or other taking of, any properties or assets of the Company (whether or not covered by insurance);

(c) the creation of any Lien (other than a Permitted Lien) on any material properties or assets of the Company (other than a Lien resulting from a transaction between Purchaser and the Company or M.A.G Capital LLC and the Company);

(d) the transfer, lease, license, sale or other disposition of any material properties or assets of the Company;

(e) any acquisition or agreement to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

(f) any alteration through merger, liquidation, reorganization, restructuring or in any other fashion the Company’s corporate structure or adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate or legal entity reorganization

(g) (A) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of the Company or otherwise make any payments to its stockholders in their capacity as such, (B) split, combination or reclassification of any of the Company’s Equity Interests or issuance, sale or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interests or (C) purchase, redemption or other acquisition of any Equity Interests or any other securities of the Company;

(h) any material change in any investment, financial reporting, or accounting practice or policy followed by the Company, or in any assumption underlying such a practice or policy, or in any method of calculating any contingency or other reserve for financial reporting purposes or for any other accounting purposes;

(i) any amendment to the Organizational Documents of the Company;

(j) any material change in the business or operations of the Company;

(k) the cancellation of any material debts owed to or claims held by the Company (including the settlement of any claims or litigation) or waiver of any other material rights held by the Company other than in the ordinary course of business consistent with past practice; or

(l) any commitment or agreement to do any of the foregoing.

Section 3.9 Subsidiaries; Investments. The Company does not (and has not), directly or indirectly, own, of record or beneficially, or have voting rights with respect to, any capital stock or other Equity Interests (or any right, contingent or otherwise, to acquire the same) in any Person.

Section 3.10 Title to Tangible Assets; Sufficiency of Assets. The Company has good, valid and marketable title to, and is the lawful owner of, each item of tangible personal property, intangible assets and equipment used by them it connection with the conduct of its business, in each case, free and clear of all Liens, other than Permitted Liens and liens related to the Company’s existing lines of credit with banks. The Leasehold Property and owned and leased tangible personal property of the Company are in all material respects in good condition (subject to normal wear and tear). On the date hereof, the assets and properties of the Company constitute all of the assets and properties necessary to own and operate the businesses of the Company as currently owned and operated, except as would not reasonably be expect to have a Material Adverse Effect.

Section 3.11 Contracts. The Company is not a party to or bound by:

(a) any agreement that (i) limits or restricts where the Company may conduct business or the right of the Company to sell or distribute any products or services to any Person, (ii) contains any covenant or provision prohibiting the Company from engaging in any line or type of business or (iii) grants any exclusive rights to make, sell or distribute the Company’s products or services; or

(b) any “standstill” or similar agreement that restricts the Company’s right to acquire any security or business.

Section 3.12 Status of Contracts. Each of the material leases, contracts, licenses and other agreements of the Company (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the parties thereto and is in full force and effect and will continue in full force and effect after the Closing without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person. The Company has fulfilled and performed its material obligations under each of the Company Agreements, and the Company is not in, or alleged to be in, material breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Company Agreements, and no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or by any other such party. The Company is not currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder.

Section 3.13 Intellectual Property. a) The Company either: (i) owns the entire right, title and interest in and to all Copyrights, Patent Rights and Trademarks owned by, licensed to or used by the Company, free and clear of Liens except for Permitted Liens or (ii) has the perpetual, royalty-free right to use the same. The Company is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration for all Copyrights, Patent Rights and Trademarks owned by the Company.

(b) (i) All registrations for Copyrights, Patent Rights and Trademarks owned by the Company are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by the Company is valid and enforceable; (iii) the Company has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property owned by the Company, and to the Company’s Knowledge, there is no basis for any such action; (iv) the Company has taken all actions reasonably necessary to protect, and where necessary register, the Copyrights, Trademarks, Software, Patent Rights or Trade Secrets owned by the Company; and (v) the Company is not in breach of any agreement affecting the Intellectual Property used by the Company and the Company has not taken any action that would impair or otherwise adversely affect its rights in the Intellectual Property used by the Company.

(c) (i) No infringement, misappropriation, dilution or violation of any Intellectual Property right of any other Person has occurred or results in any way from the operations, activities, products, Software, equipment, machinery or processes used in the Company’s business; (ii) no claim of any infringement, misappropriation, dilution or violation of any Intellectual Property right of any other Person has been made or asserted in respect of the operations of the Company’s business; (iii) no claim of invalidity of any Copyright, Trademark, Patent Right, Software or Trade Secret owned by the Company has been made; (iv) no proceedings are pending or, to the Company’s Knowledge, threatened, which challenge the validity, ownership or use of any Intellectual Property owned by the Company; and (v) the Company has not received notice of any claim that the operations, activities, products, Software, equipment, machinery or processes used in the Company’s business infringe, misappropriate, dilute or violate any Intellectual Property right of any other Person and, to the Company’s Knowledge, there is no basis for any such claim.

(d) The Company has not granted to any third Person any ownership rights, exclusive rights or any rights to sublicense any of the products it develops or sells or any Intellectual Property relating to such products to any third Persons.

Section 3.14 Litigation. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its properties, assets or business or any of its officers, directors, managers, employees, agents or stockholders nor, to the Company’s Knowledge, is there any reasonable and valid basis for any of the same or that (a) relate to this Agreement or any action taken or to be taken by the Company in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement, (b) would reasonably be expected to adversely affect in any material respect the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement or (c) would reasonably be expected to adversely affect in any material respect the Company or its business.

Section 3.15 Employee Benefits. The Company has performed and complied in all material respects with all obligations under or with respect to the Company Plans. No Company Plan is a defined contribution or benefit plan or arrangement. No Company Plan is, nor has the Company or any ERISA Affiliate of the Company at any time sponsored, maintained, contributed to, or had any liability or obligation under any benefit plan, program or arrangement that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) any single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA). All of the Company Plans are sponsored and maintained by the Company.

Section 3.16 Taxes. (a) (i) (A) All Tax Returns required to be filed by or with respect to the Company have been timely filed, (B) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company for the periods covered thereby, (C) all Taxes owed by the Company have been paid in full, (D) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects, and (E) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax assessments (other than Liens for taxes not yet due);

(ii) (A) no claim has been made against the Company for any unpaid Taxes, (B) no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return filed by or with respect to the Company, and (C) no federal, state, local, or foreign audits, examinations, investigations, or other administrative proceedings or court proceedings are presently pending with regard to any Taxes owed by, or Tax Returns filed by or with respect to, the Company;

(iii) there is not in force (A) any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or (B) any waiver of any statute of limitations in respect of, or agreement for any extension of time for the assessment or payment of, any Tax of the Company;

(iv) the Company does not have any liability for Taxes of another Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign law), and the Company has never had any direct or indirect Equity Interest in any entity;

(v) (A) none of the property of the Company is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of section 168(g)(5) of the Code), (B) none of the property of the Company is properly treated as owned by persons other than the Company for income Tax purposes, and (C) the Company is not properly treated as the owner of any property for income Tax purposes that is owned by any other Person for non-income Tax purposes;

(vi) (A) the Company will not be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date and (B) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company, which could affect the Company’s liability for Taxes for any taxable period ending after the Closing Date;

(vii) there are no Tax credits, grants or similar amounts that are or will be subject to “clawback” or recapture as a result of (A) the transactions contemplated by this Agreement or (B) a failure by the Company to satisfy any requirement on which such credit, grant or similar amount is or was conditioned;

(viii) the Company is not a party to any Tax sharing, Tax indemnity, or other agreement or arrangement with any Person that has not been terminated or will not be terminated as of the Closing Date; and

(ix) the Company is not, and has never been, required to make any disclosure to the IRS with respect to any “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement.

Section 3.17 Permits; Compliance with Laws. b) The Company owns, holds or possesses all permits, licenses, franchises, exemptions, classifications, privileges, variances, immunities, approvals and other authorizations from Governmental Authorities that are necessary to entitle it to own or lease, operate and use its properties and assets and to carry on and conduct its business as currently conducted (collectively, the “Permits”).

(b) (i) The Company has fulfilled and performed, in all material respects, its obligations under each Permit, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Permit or that Permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit or that might adversely affect the rights of the Company under any such Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company; and (iii) each of the Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the consummation of the transactions contemplated by this Agreement, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder or (y) the consent, approval or act of, or the making of any filing with, any Governmental Authority.

(c) The Company has conducted its operations in compliance with all Requirements of Law (including Requirements of Law related to employment, employment practices, wages, hours, and terms and conditions of employment), other than instances of non-compliance that would not, individually or in the aggregate, have a Material Adverse Change.

(d) The Company has not received any inquiries from Governmental Authorities outside of the ordinary course of business or objecting to the Company’s actions in any way.

Section 3.18 Environmental Laws. The properties, assets and past and present operations of the Company have been and are in compliance with all Environmental Laws, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien under any Environmental Law. Without limiting the generality of the foregoing:

(a) To the Company’s Knowledge, any asbestos-containing material which is on or part of any owned real property or leased real property of the Company is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law;

(b) there is not now, nor to the Company’s Knowledge has there ever been, on or in any owned real property or leased real property of the Company (i) any treatment, recycling, storage or disposal of any hazardous substance, hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent, that requires or required a Permit pursuant to Section 3005 of RCRA or (ii) any underground storage tank or surface impoundment or landfill or waste pile;

(c) the Company has obtained or filed applications for all material Permits required under applicable Environmental Laws to operate their facilities and conduct their respective businesses as they are currently being operated or conducted, and is in full compliance with all of the requirements and limitations included in such Permits;

(d) no written notification, demand, request for information, citation or order under any Environmental Law has been issued to or filed against the Company;

(e) the Company has timely filed all reports and notifications required to be filed with respect to all of its properties and facilities and has generated and maintained all required records and data under all applicable Environmental Laws;

(f) to the Company’s Knowledge, no condition has existed or event has occurred with respect to any property or asset that was at any time owned or leased, or any direct or indirect subsidiary that was at any time owned, by the Company, any predecessor to the Company or any Person that is or was an Affiliate of the Company, which property or asset has been sold, transferred or disposed or for which any lease has terminated, that in any case could, with or without notice, passage of time or both, give rise to any present or future liability of the Company pursuant to any Environmental Law; and

(g) no investigation or review is pending or, to the Company’s Knowledge, threatened against the Company by any Governmental Authority under any applicable Environmental Law.

Section 3.19 Insurance. The Company maintains policies of fire and casualty, liability (general, products and other liability), workers’ compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are prudent and insured against by companies engaged in the same or a similar business. All of such policies are in full force and effect and the Company is not in material default of any provision thereof or has received notice of cancellation or termination thereof. Such policies will continue in effect after the consummation of the transactions contemplated by this Agreement until the termination or expiration thereof in accordance with their respective terms.

Section 3.20 Transactions with Affiliates. c) For purposes of this Section 3.20, the term “Affiliated Person” means (i) any holder of capital stock of the Company, (ii) any director or officer of the Company, (iii) any Person that directly or indirectly controls, is controlled by or is under common control with the Company or any holder of capital stock of the Company or (iv) any member of the immediate family of any of such Persons and any Person that directly or indirectly controls, is controlled by or is under common control with any such immediate family member.

(b) Since January 1, 2005, the Company has not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company), (iii) entered into or modified in any manner any contract with or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

(c) (i) The contracts of the Company do not include any obligation or commitment between the Company, on the one hand, and any Affiliated Person, on the other hand, (ii) the assets of the Company do not include any receivable or other obligation or commitment from an Affiliated Person to the Company and (iii) the liabilities of the Company do not include any payable or other obligation or commitment from the Company to any Affiliated Person except for such obligations or commitments incurred in the ordinary course of business or that are not material.

(d) To the Company’s Knowledge, no Affiliated Person is a party to any contract with any customer or supplier of the Company that affects in any material manner the business of the Company.

Section 3.21 Fees. The Company has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

Section 3.22 Improper and Other Payments. Neither the Company, its Affiliates, any of its directors, officers, employees, agents or representatives acting on behalf of any of them, nor any other Person acting on behalf of any of them, has (a) made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (b) made or paid, directly or indirectly, contributions to a domestic or foreign political party or candidate, or (c) made or paid improper foreign payments (as defined in the Foreign Corrupt Practices Act).

Section 3.23 Customers. The Company has not received any notice (written or oral) that any of its ten largest customers (measure by gross sales in either the twelve-month period ended December 31, 2006 or the nine-month period ended September 30, 2007) intends or expects to terminate, cancel, limit or adversely modify its business relationship with the Company or significantly reduce its level of purchases from the Company. To the extent such Company’s customers are recurring customers, to the Knowledge of the Company, no such customer intends or expects to terminate, cancel, limit or adversely modify its business relationship with the Company or significantly reduce its level of purchases from the Company.

Section 3.24 Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company that:

Section 4.1 Organization; Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own and operate its properties and assets and conduct its business and operations as presently being conducted.

Section 4.2 Authorizations; Execution and Validity. Purchaser has all requisite power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 Absence of Conflicts. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby will not (a) result in any violation or breach of any provision of the Organizational Documents of Purchaser, (b) result in any violation or breach of, or constitute a default under or an event creating rights of acceleration, termination, amendment, suspension, revocation or cancellation or a loss of rights under, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, contract or other material instrument or document to which Purchaser is a party or by which its properties or assets are bound or (c) result in any violation of any Requirements of Law or any Court Order applicable to Purchaser or its properties or assets, except for any of the matters referred to in clauses (a) through (c) above which would not reasonably be expected to prevent, impede or otherwise affect in any material respect the transactions contemplated by this Agreement.

Section 4.4 Governmental and Third Party Approvals. There is no requirement applicable to Purchaser to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority or other Person for the valid execution and delivery by Purchaser of this Agreement, the due performance by Purchaser of its obligations hereunder or the lawful consummation by Purchaser of the transactions contemplated hereby.

Section 4.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser (a) that relate to this Agreement or any action taken or to be taken by Purchaser in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or (b) that would reasonably be expect to adversely affect in any material respect the ability of Purchaser to perform its obligations under and consummate the transactions contemplated by this Agreement.

ARTICLE V
INDEMNIFICATION

Section 5.1 General Indemnification by the Company. (a) From and after the Closing, the Company agrees to indemnify and hold harmless each Purchaser Group Member from and against any and all Losses and Expense suffered, incurred or sustained by any such Purchaser Group Member (up to an aggregate of $1,000,000 for all Purchaser Group Members) relating to, in connection with or arising from:

(i) any breach by the Company of any of its covenants hereunder, or any failure of the Company to perform any of its obligations, in this Agreement; or

(ii) any breach of any warranty or the inaccuracy of any representation of the Company contained or referred to in this Agreement.

(b) The indemnification provided for in Section 5.1(a)(ii) shall terminate on the thirty (30) month anniversary of the Closing Date (and no claims shall be made by any Purchaser Group Member under Section 5.1(a)(ii) thereafter), except that the indemnification of Purchaser Group Members shall continue as to:

(i) the representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.9 and 3.21, as to all of which no time limit shall apply;

(ii) the representations and warranties set forth in Section 3.16 as to which shall survive for the applicable statute of limitations; and

(iii) any Loss or Expense of which any Purchaser Group Member has notified the Company on or prior to the date such indemnification would otherwise terminate in accordance with this Section 5.1, as to which the right of the Purchaser Group Member to be indemnified shall continue until the liability shall have been determined pursuant to this Article V and, if applicable, all Purchaser Group Members shall have been reimbursed for the full amount of such Loss and Expense in accordance with this Article V.

(c) Purchaser acknowledges that, from and after the Closing Date, its sole and exclusive remedy with respect to any and all claims and causes of action relating to this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 5; provided, that nothing in this Agreement shall limit either party’s right to recover against the other party with respect to any claim arising from the other party’s fraudulent acts, bad faith or intentional misrepresentation.

ARTICLE VI
GENERAL PROVISIONS

Section 6.1 Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article V, the representations and warranties contained in Articles III and IV shall terminate on the thirty (30) month anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article III or IV or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section 6.1.

Section 6.2 Amendments. This Agreement may only be amended, modified or supplemented by an instrument in writing executed by an authorized representative of each of Purchaser and the Company.

Section 6.3 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

Section 6.4 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser to:

Allegro Biodiesel Corporation
6033 West Century Boulevard
Suite 1090
Los Angeles, California 90045
Attention: President
Facsimile: (310) 670-4107

With a copy to (which shall not constitute effective notice):

Sidley Austin LLP
555 West Fifth Street
Los Angeles, California 90013
Attention: Stephen D. Blevit
Facsimile: (213) 896-6600

If to the Company to:

Community Power Corporation
8110 Shaffer Parkway, Suite 120
Littleton, CO 80127
Attention: Robb Walt
Facsimile: (303) 933-1497

with a copy (which shall not constitute effective notice) to:

Holland & Hart LLP
555 17th Street, Suite 3200
Denver, CO 80202
Attention: Michael Weiner

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 6.5 Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other party; provided, that Purchaser may assign its rights under this Agreement in whole or in part to one or more of its Affiliates except M.A.G Capital LLC; provided, further, that, no assignment shall relieve any party hereto from any of its obligations under this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and the Purchaser Group Members (with respect to the provisions of Article V), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no other Person shall be deemed a third-party beneficiary under or by reason of this Agreement.

Section 6.6 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

Section 6.7 Entire Agreement. This Agreement (including the Disclosure Schedules and the Exhibits hereto, and the documents and instruments executed and delivered in connection herewith) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Exhibits and Disclosure Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

Section 6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California for contracts made and to be fully performed in such state, without giving effect to any choice-of-law rules that would require the application of the laws of another jurisdiction.

Section 6.9 Remedies. Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other party hereto and (ii) the other party hereto would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other party hereto without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

Section 6.10 Disputes. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located within the State of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or that such party is not subject to personal jurisdiction in such court.

Section 6.11 Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear its own costs and expenses (including fees and disbursements of its counsel, accountants, experts and other financial, legal, accounting or other advisors), incurred by it or its Affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 6.12 Further Assurances. On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments reasonably requested by the other party as are reasonably necessary to effectuate the purposes of this Agreement, including the conveyance and transfer of the Common Stock to Purchaser in accordance with the terms of this Agreement.

Section 6.13 No Public Announcement. No party hereto shall, except to the extent required by applicable Requirements of Law, without the approval of the other party hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement.

Section 6.14 Interpretation. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The parties expressly disclaim the holding of, and any interpretative conclusions or determinations reached in, IBP, Inc. v. Tyson Foods, Inc., No. CIV.A. 18373, 2001 Del. Ch. LEXIS 81 (Del. Ch. June 15, 2001), including any requirement that a Material Adverse Change be “durationally significant” or measured over a period of years rather than months.

Section 6.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

ARTICLE VII
DEFINITIONS

Section 7.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 7.1 and shall be equally applicable to both the singular and plural forms.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Affiliated Person” has the meaning specified in Section 3.20(a).

“Agreement” has the meaning specified in the first paragraph of this agreement.

“Audited Financial Statements” has the meaning specified in Section 3.6.

“Balance Sheet Date” means July 31, 2007.

“Business Day” means any day except a Saturday, Sunday or United States federal holiday.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning specified in Section 2.1.

“Closing Date” has the meaning specified in Section 2.1.

“Closing Shares” has the meaning specified in Section 1.1.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” has the meaning specified in the first recital of this Agreement.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Agreements” has the meaning specified in Section 3.12.

“Company Disclosure Schedule” has the meaning specified in Article III.

“Company Plan” means all existing bonus, incentive, deferred compensation, pension, retirement, thrift, savings, employee ownership, equity-based arrangement or award, severance, welfare and fringe benefit plans, unemployment benefits, sick leave, vacation pay, salary continuation for disability, scholarship program, employment or severance contracts and all similar practices, policies and arrangements in which any current or former employee, consultant, limited partner or director of the Company participates or to which any is a party, or under which the Company has any liability or obligation.

“Company’s Knowledge” means, as to a particular matter, the knowledge of each of Robb Walt and Art Lilley. The foregoing individuals shall be deemed to have “knowledge” of a particular fact or matter if such individual is actually aware of such fact or matter, or if the performance of such individual’s duties would, in the normal course of the Company’s affairs, result in such individual having knowledge of such fact or matter.

“Consent” means any consent, waiver, license, approval or authorization required to be obtained from any Governmental Authority of any third Person.

“Copyrights” means United States and foreign copyrights, copyrightable works and mask works, whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Enforceability Exceptions” means, with reference to the enforcement of the terms and provisions of this Agreement or any other contract, that the enforcement thereof is or may be subject to the effect of (i) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory contracts generally; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction; and (iii) applicable law or public policy limiting the enforcement of provisions providing for the indemnification of any Person.

“Environmental Laws” means any and all past, present and future applicable laws (including statutes, regulations and common law) of the United States, any state, any political subdivision of either of them or any other national or political subdivision for the protection of the environment or human health and safety, including judgments, awards, decrees, regulations, rules, standards, requirements, orders and Permits issued by any court, administrative agency or commission or other Governmental Authority under such laws, and shall include CERCLA, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), RCRA, the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.) and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.) as well as any and all state or local laws that relate to pollution, contamination of the environment, human health or safety and all future amendments to such laws, and all past, present and future regulations, rules, standards, requirements, orders and Permits issued thereunder.

“Equity Interests” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, and (ii) with respect to any partnership or limited liability company, all partnership or limited liability company interests, units, participations or equivalents of partnership or limited liability company interests of such partnership or limited liability company, however designated.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and Treasury Regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the Treasury Regulations promulgated thereunder.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Financial Statements” has the meaning specified in Section 3.6.

“Governmental Authority” means any foreign, federal, state, provincial, local or other governmental authority or regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding (whether public or private and whether civil, criminal or administrative) by or before any court, panel, tribunal, commission or other Governmental Authority.

“Lien” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of any kind.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Material Adverse Change” means an effect, event, development or change that, individually or in the aggregate, (i) is, or would reasonably be expected to be, materially adverse to the business, properties, assets, results of operations, prospects or condition (financial or otherwise) of the Company or (ii) affecting the Company that would reasonably be expected to prevent impede or otherwise affect in any material respect the consummation of the transactions contemplated by this Agreement.

“Organizational Documents” means in the case of any Person that is an entity, its certificate or articles of incorporation or formation, bylaws, limited liability company agreement, partnership agreement or similar charter document, as the case may be.

“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permits” has the meaning specified in Section 3.17(a).

“Permitted Liens” means (a) liens for Taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount, do not interfere with and are not violated by the consummation of the transactions contemplated by this Agreement and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Purchaser” has the meaning specified in the first paragraph of this Agreement.

“Purchaser Group Member” means (a) Purchaser and its Affiliates, (b) their respective directors, officers, employees, agents, attorneys and consultants and (c) successors and assigns of the foregoing.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority (including those pertaining to electrical, building, zoning, subdivision, land use and Environmental Laws) or common law.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, and related documentation and materials, whether in source code, object code or human readable form.

“Tax” (and, with correlative meaning, “Taxes”) means (A) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under section 59A of the Code), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority and (B) any liability for the payment of amounts determined by reference to amounts described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing or indemnity arrangement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information.

“Trademarks” means United States, state and foreign trademarks, service marks, logos, trade dress and trade names (including all assumed and fictitious names under which the Company is conducting business or has within the previous five years conducted business), whether registered or unregistered, and pending applications to register the foregoing.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ALLEGRO BIODIESEL CORPORATION

By:	/s/ Bruce Comer
Name:	Bruce Comer
Title:	Chief Executive Officer

COMMUNITY POWER CORPORATION

By:	/s/ Arthur W. Lilley
Name:	Arthur W. Lilley
Title:	Chairman